 Exhibit 99.1

LINDBLAD EXPEDITIONS HOLDINGS, INC. APPOINTS PHILIP AUERBACH
AS CHIEF COMMERCIAL OFFICER

NEW YORK, NY, May 3, 2015 -- Lindblad Expeditions Holdings, Inc. (NASDAQ: LIND; “Lindblad” or the "Company"), a global provider of expedition cruises and adventure travel experiences, announced today it has named Philip Auerbach as its Chief Commercial Officer, effective May 26, 2016.

Mr. Auerbach comes to Lindblad from Caesars Entertainment Corporation (“Caesars”), a leading Entertainment and Hospitality company, where he served as Senior Vice President and Regional Chief Marketing Officer. In that role, he was responsible for all revenue and the marketing strategy for the nine Casino Resorts in Caesars’ Las Vegas portfolio, including Caesars Palace, Harrah's Las Vegas, Planet Hollywood Resort & Casino and Flamingo Las Vegas Hotel & Casino. Mr. Auerbach’s role included responsibility for all digital and traditional media, organic and paid social media, public relations, email and database marketing and developing and executing Caesars’ CRM strategy in the region.  In this role, Mr. Auerbach also oversaw Caesars’ enterprise-wide Third Party Distribution channels, including offline and online Travel Agencies, International Marketing, Strategic Partnership and Mobile Product/Innovation teams.

Prior to joining Caesars, Mr. Auerbach was a Partner in the Marketing & Sales practice of McKinsey & Company, where he served a range of leading global companies in the Financial Services, Hospitality, Airline and Telecommunications industries, and was a leader of the firm’s Customer Lifecycle Management and Customer Loyalty service lines, as well as its Payments Practice.  Before joining McKinsey, he was a Principal at Novantas, a boutique financial services consulting group.

In this new role at Lindblad, Mr. Auerbach will be responsible for all revenue production and will lead marketing, sales, digital product development, and strategic partnerships. Richard Fontaine will continue in his role as Chief Marketing Officer, and will report to Mr. Auerbach.

"Our expansion requires an integrated commercial approach and an innovative leader to implement new growth strategies across multiple functions. We believe Phil is perfectly placed for this new role, and will be a great addition to our leadership team,” stated Sven-Olof Lindblad, President & CEO of Lindblad Expeditions.

Mr. Auerbach, who will be based at Lindblad’s headquarters in New York, commented:

“I am excited to take on this new role.  Joining Lindblad Expeditions is a tremendous opportunity, particularly at such a pivotal time in its history.   Over the past 50 years, Lindblad has built an amazing brand and a strong base of loyal and passionate guests by providing some of the most unique travel experiences in the world.  I look forward to building upon its prior success and to help reach and expose a large set of new guests to these unique expeditions through new marketing channels and creating new strategic partnerships, as well as further engaging and serving our loyal base through new customer relationship management strategies."

About Lindblad Expeditions Holdings, Inc.

Lindblad Expeditions Holdings, Inc. is an expedition travel company that works in partnership with National Geographic to inspire people to explore and care about the planet. The organizations work in tandem to produce innovative marine expedition programs and to promote conservation and sustainable tourism around the world. The partnership's educationally oriented voyages allow guests to interact with and learn from leading scientists, naturalists and researchers while discovering stunning natural environments, above and below the sea, through state-of-the-art exploration tools.

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